Exhibit 5.1

BAKER DONELSON CENTER, SUITE 800
211 COMMERCE STREET
NASHVILLE, TENNESSEE 37201

MAILING ADDRESS:
P.O. BOX 190613
NASHVILLE, TENNESSEE 37219

PHONE:	615.726.5600
FAX:	615.726.0464

WWW.BAKERDONELSON.COM

June 19, 2015

Board of Directors

Provectus Biopharmaceuticals, Inc.

7327 Oak Ridge Highway, Suite A

Knoxville, TN 37931

Re: Registration Statement No. 333-182476 on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Provectus Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3, File No. 333-182476 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the related Prospectus Supplement filed with the Commission on June 19, 2015 (the “Prospectus Supplement”), relating to the offering (the “Offering”) of up to 17,500,000 shares (the “Shares”) of the Company’s common stock $0.001 par value per share (the “Common Stock”), and warrants to purchase Common Stock at an exercise price of $0.85 (the “Warrants,” and together with the Common Stock, the “Securities”), being offered by the Company pursuant to the Underwriting Agreement, dated June 19, 2015, among the Company and Maxim Group, LLC as representatives of the underwriters named therein, and the Company (the “Underwriting Agreement”). The term “Securities” shall include any additional shares of common stock or warrants to purchase common stock registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus Supplement, the Underwriting Agreement, the Company’s Restated Articles of Incorporation, as amended, the Company’s Bylaws, as amended, the Warrant Agency Agreement (the “Warrant Agreement”) by and between the Company and Broadridge Corporate Issuer Solutions, Inc. (the “Warrant Agent”), the form of the Warrants, that certain Opinion Certificate dated as of the date hereof and delivered by Peter Culpepper, Chief Financial Officer and Chief Operating Officer of the Company, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our aforesaid examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have also assumed the accuracy, completeness and authenticity of the foregoing certifications of officers and statements of fact, on which we are relying, and have made no independent investigations thereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of the Company under the Warrant Agreement may be dependent upon such matters, we assume for purposes of this opinion that the Warrant Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Warrant Agent is duly qualified to engage in the activities contemplated by the Warrant Agreement; that the Warrant Agreement has been duly authorized, executed and delivered by the Warrant Agent and constitutes the legal, valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms; that the Warrant Agent is in compliance, generally and with respect to acting as a Warrant Agent under the Warrant Agreement, with all applicable laws and regulations; and that the Warrant Agent has the requisite organizational and legal power and authority to perform its obligations under the Warrant Agreement. Furthermore, our opinions as set forth herein assume that there are a sufficient number of Shares of Common Stock authorized in connection with the exercise of the Warrants.

Based upon and subject to the foregoing and the other assumptions and qualifications set forth herein, it is our opinion that as of the date hereof:

1. The Shares to be issued have been duly authorized, and when the Shares shall have been issued by the Company against payment therefor and duly registered on the books of the transfer agent and registrar in the name or on behalf of the purchasers, will be validly issued, fully paid and nonassessable.

2. The Warrants, when issued and sold in accordance with the Warrant Agreement, will be validly issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

3. The Shares to be issued upon exercise of the Warrants have been duly authorized and, when issued by the Company upon exercise of the Warrants against payment therefor and duly registered on the books of the transfer agent and registrar in the name or on behalf of the purchasers, will be validly issued, fully paid and nonassessable.

The opinions set forth in paragraph (2) above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

This Opinion Letter also is subject to the following qualifications:

(a)	Our opinions as set forth herein are limited in all respects to the federal laws of the United States of America and, to the extent applicable, the General Corporation Law of the State of Delaware. No opinion is given regarding the laws of any other jurisdiction.

(b)	We express no opinion with respect to the registration or qualification of the Securities under any state securities or “Blue Sky” laws.

(c)	This letter is strictly limited to those matters expressly addressed herein. We express no opinion as to any matter not specifically stated to be and numbered above as an opinion.

(d)	This letter is rendered as of the date hereof and we assume no responsibility to update this letter for any changes in applicable law occurring after the date hereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Company’s the Company’s Current Report on Form 8-K dated June 19, 2015. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell
& Berkowitz, a professional corporation

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